EXHIBIT 99.4

CONSENT OF SILVANO SPINELLI

Consent of Person Named as About to Become Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Silvano Spinelli, hereby consent to be named as a person about to become a director of Cell Therapeutics, Inc. in the Registration Statement on Form S-4 of Cell Therapeutics, Inc., dated July 8, 2003, and any amendments thereto.

Dated: July 8, 2003

/s/ Silvano Spinelli